UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.   20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported)    August 11, 2011

SILLENGER EXPLORATION CORP.
(Exact name of registrant as specified in its chapter)

Nevada (State or other jurisdiction of incorporation)	000-53420 (Commission File Number)	00-0000000 (I.R.S. Employer Identification No.)
277 Lakeshore Rd. E. Suite # 206, Oakville, Ontario (Address of principal executive offices)		L6J 1H9 (Zip Code)

Registrant’s telephone number, including area code (905) 582-2434

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

Item 1.01     Entry into Definitive Material Agreement

On August 5, 2011, Sillenger Exploration Corp. (the “Company”) executed a consulting agreement with Daniel Chasse, an independent natural resources consultant, whereby Mr. Chasse has provided and will continue to provide expert advice regarding procedures and protocols with respect to the United States Bureau of Land Management and the various states of the United States and the Company’s international operations related to the acquisition of exploration properties and permits for the Company’s proposed coal and oil and gas operations and consulting in negotiations on third party coal deposits and oil and gas leases, and providing reports of activities and interpretations, observations, conclusions, and recommendations as appropriate.  In full consideration for his services, the Company agreed and issued to Mr. Chasse 4,000,000 shares of its common stock, par value $0.001 per share (the “Shares”), with a value of $0.04 per Share.  The agreement is for a one-year term from August 3, 2011 and it is attached to this Form 8-K as Exhibit 10.1.

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Directors; Compensatory Arrangements of Certain Officers.

On August 10, 2011, Sillenger Exploration Corp. (the “Company”) appointed Michel E. Ghostine as an Executive Vice President of the Company to serve until his successor is duly elected, he resigns, is removed from office or otherwise is disqualified to serve as an officer of the Corporation; this appointment is to take effect immediately.
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There is no arrangement or understanding between Mr. Ghostine and any other person pursuant to which Mr. Ghostine was appointed as an officer of the Company. Mr. Ghostine is not being paid a salary at this time but will be eligible, along with the Company’s other officers, to participate in all management compensation plans or arrangements when they become available.  The Company has not been a party to any transaction in the last fiscal year, and is not a party to any currently proposed transaction, in which Mr. Ghostine or any of his immediate family members (as such term is defined in Item 404 (b) (ii) of Regulation S-K) was or is a participant, or in which Mr. Ghostine or his immediate family members had or will have a direct or indirect material interest, except that Mr. Ghostine is part owner of First African Exploration Corp., a company that will be representing the Company in obtaining contracts with African and Middle Eastern countries. Set forth below is information that has been furnished by Mr. Ghostine to the Company.

Michel E. Ghostine, age 43, currently serves as a Director of the Company since 2010.  He is also a part owner of First African Exploration Corp., providing advice on mining, hydrocarbon and natural resources in African and Middle Eastern countries.  Prior to that, from 2007 to 2010 he served as General Manager of Consolidated Construction Company in Africa for various projects in gas refinery, oil infrastructure and steel. From 2005 to 2007 he was an Advisor for business development to SAMSSON Group, a multinational corporation.  Prior to that from 1994 to 2005 he was the Managing Director of Cabinet D’Architecture M.E.G., a company specializing in commercial and residential construction projects in Togo, Africa and Beirut, Lebanon. From 1993 to 1994, he worked as a Project Manager for Michka Trading Co. Ltd. in Togo, Africa and from 1992 to 1993 as an Architect for OGER Liban, a company involved in commercial design and construction projects in the Middle East.  Mr. Ghostine has served as advisor to senior government leaders in many African countries, and has represented companies seeking business opportunities in Africa.

Mr. Ghostine holds a Bachelor of Science degree in Architecture from Holy Spirit University, U.S.E.K, Kaslik, Lebanon.

The Company expressly disclaims any obligation to update this press release and cautions that it is only accurate as of the date it was presented. The inclusion of any date or statement in this press release does not signify that the information is considered material.

Item 9.01.     Financial Statements and Exhibits.

(d)           Exhibits

Exhibit	Description

10.1	Consulting Agreement by and between Sillenger Exploration Corp. and Daniel Chasse dated as of August 2, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Sillenger Exploration Corp. has caused this report to be signed on its behalf by the undersigned duly authorized person.

SILLENGER EXPLORATION CORP.

Dated: August 11, 2011	By:	/s/ John Gillespie
John Gillespie –CEO & President